UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2021

Commission File Number: 001-14965

The Goldman Sachs Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-4019460 (IRS Employer Identification No.)

200 West Street, New York, N.Y.	10282
(Address of principal executive offices)	(Zip Code)

(212) 902-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Exchange on which registered

Common stock, par value $.01 per share	GS	NYSE

Depositary Shares, Each Representing 1/1,000th Interest in a Share of Floating Rate Non-Cumulative Preferred Stock, Series A	GS PrA	NYSE

Depositary Shares, Each Representing 1/1,000th Interest in a Share of Floating Rate Non-Cumulative Preferred Stock, Series C	GS PrC	NYSE

Depositary Shares, Each Representing 1/1,000th Interest in a Share of Floating Rate Non-Cumulative Preferred Stock, Series D	GS PrD	NYSE

Depositary Shares, Each Representing 1/1,000th Interest in a Share of 5.50% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series J	GS PrJ	NYSE

Depositary Shares, Each Representing 1/1,000th Interest in a Share of 6.375% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K	GS PrK	NYSE

5.793% Fixed-to-Floating Rate Normal Automatic Preferred Enhanced Capital Securities of Goldman Sachs Capital II	GS/43PE	NYSE

Floating Rate Normal Automatic Preferred Enhanced Capital Securities of Goldman Sachs Capital III	GS/43PF	NYSE

Medium-Term Notes, Series F, Callable Fixed and Floating Rate Notes due 2031 of GS Finance Corp.	GS/31B	NYSE

Medium-Term Notes, Series E, Index-Linked Notes due 2028 of GS Finance Corp.	FRLG	NYSE Arca

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On October 21, 2021, pursuant to a recommendation from its Compensation Committee, the Board of Directors (the Board) of The Goldman Sachs Group, Inc. (Goldman Sachs or the Registrant) granted 73,264 performance-based restricted stock units (each, a PSU) to Chairman and Chief Executive Officer David M. Solomon ($17.0 million grant date fair value(1)) and 48,843 PSUs to President and Chief Operating Officer John E. Waldron ($11.4 million grant date fair value(1)) (together, the Shareholder Value Creation Award).

The Shareholder Value Creation Award is a stock-based award that is subject to both performance and time-based vesting conditions and is designed to directly tie longer-term pay outcomes to shareholder value creation in a balanced manner that does not encourage imprudent risk taking. In granting the Shareholder Value Creation Award, the Board intended to address three key objectives: (1) ensure leadership continuity over the next 5+ years in the next phase of Goldman Sachs’ growth strategy; (2) align compensation with rigorous performance thresholds that drive long-term shareholder value creation; and (3) enhance retention in response to the rapidly increasing war for talent in the current environment. The Shareholder Value Creation Award is not part of Messrs. Solomon’s or Waldron’s regular annual compensation and will not be awarded on a regularly recurring basis.

The Shareholder Value Creation Award’s performance-based vesting is based 50% on absolute total shareholder return (TSR) goals and 50% on relative TSR goals, all of which have been pre-established by the Board. The overall payout percentage of the Shareholder Value Creation Award will equal the sum of the percentage of Target Earned under each of the Cumulative Absolute TSR Goals and Relative TSR Goals. Amounts earned are determined by linear interpolation if results are between the TSR goals (both absolute and relative). Vesting will be determined over a five-year performance period beginning on the grant date, based on the following goals:

Cumulative Absolute TSR Goals*	% of Target Earned	Relative TSR Goals	% of Target Earned
≥75%	75%	≥80th Percentile	75%
60%	50%	65th Percentile	50%
47%	25%	40th Percentile	25%
<47%	0%	<40th Percentile	0%

* Resulting stock price plus dividends would be ~$602 at 47%, ~$655 at 60%, and ~$717 at 75%, in each case assuming a $2 quarterly dividend.

The number of initial PSUs granted to each of Messrs. Solomon and Waldron was determined based on a stock price of $409.48 (the five-day average closing price from October 15, 2021 through October 21, 2021), which stock price will also be used to calculate achievement of the absolute TSR goals. The peer group for relative TSR is Bank of America Corporation, Citigroup Inc., JPMorgan Chase & Co., Morgan Stanley, The Bank of New York Mellon Corporation and Wells Fargo & Company.

Vesting is also subject to continuous service with Goldman Sachs until the end of the five-year performance period, with limited exceptions provided in the applicable award agreement and the Goldman Sachs Amended and Restated Stock Incentive Plan (2021) (the SIP), such as death and disability. Any amounts earned under the Shareholder Value Creation Award are settled in shares of common stock of Goldman Sachs that will deliver at the end of the performance period, on or about the fifth anniversary of the date of grant of the award. These shares will be subject to transfer restrictions for one additional year after delivery, and also will be subject to forfeiture and clawback provisions, including recapture for events constituting “Cause,” failing to perform obligations under any agreement with Goldman Sachs, and participating in (or otherwise overseeing or being responsible for, depending on the circumstances, another individual’s participation) materially improper risk analysis or failing sufficiently to raise concerns about risks during the performance period.

This summary of the Shareholder Value Creation Award is qualified in its entirety by reference to the applicable award agreement (a form of which is attached as an exhibit to the Registrant’s most recent Annual Report on Form 10-K) and to the SIP (which is attached as an annex to the proxy statement for Registrant’s most recent Annual Meeting of Shareholders).

(1)	Grant date fair value reflects a discount related to the probability of achieving the award’s goals and transfer restrictions on the common stock underlying these PSUs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC.
(Registrant)

Date: October 22, 2021	By:	/s/ Kathryn H. Ruemmler
Name: Kathryn H. Ruemmler
Title: Executive Vice President, Chief
Legal Officer and General Counsel